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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM 8-K
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): OCTOBER 1, 1998

                           STILLWATER MINING COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     INCORPORATED UNDER THE              0-25090                81-0480654
        LAWS OF DELAWARE

 (STATE OR OTHER JURISDICTION OF     (COMMISSION FILE         (IRS EMPLOYEE
         INCORPORATION)                  NUMBER)           IDENTIFICATION NO.)

1200 SEVENTEENTH STREET, SUITE 900, DENVER, CO                     80202
  (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                      (ZIP CODE)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (303) 352-2060
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ITEM 5. OTHER EVENTS

  STILLWATER MINING ANNOUNCES ACCELERATION OF EXPANSION & PLANS FOR FINANCING

On October 1, 1998, Stillwater Mining Company announced that the Board of Directors had approved the acceleration of both the expansion of the Stillwater Mine, Nye, Montana, and the development of the East Boulder Project, Big Timber, Montana. The Company has secured a financing commitment and developed an accelerated plan to reach an annual production rate of approximately 1.2 million ounces of palladium and platinum during 2001. This compares to the previously announced production rate of 1.3 million ounces by 2003 and to 1998 projected production of 450,000 to 470,000 ounces of palladium and platinum.

Total capital to fund the expansion is expected to be approximately $385 million. Of this, the Stillwater Mine expansion is expected to be about $75 million, East Boulder is expected to be approximately $270 million and approximately $40 million is designated for the expansion of the Company's smelter and the base metals refinery located in Columbus, Montana. Included in this capital investment is approximately $35 million to allow for future expansion of the East Boulder facility beyond the current design rate of 2,000 tons per day.

The Company plans to finance the expansion with operating cash flow and external financing. It has a commitment for a $175 million facility with The Bank of Nova Scotia, Toronto, Canada, which will provide the Company with the debt financing component.

The terms of the commitment with The Bank of Nova Scotia include a $50 million revolver and a $125 million project financing. The project financing portion of the facility will be drawn down over two years and amortized over the subsequent five years, while the revolving credit facility matures in seven years. The facility bears interest at LIBOR plus 1% to 1.75% depending on the ratio of the Company's debt to operating cash flow. The debt will be secured and will contain typical covenants and covenants regarding performance of the long-term metals sales contracts. The commitment is subject to a number of conditions, including definitive loan documentation and obtaining $50 million of equity capital.

The Company's long-term sales contracts with end-users that were recently announced give it an average floor price of about $225 per ounce of palladium sold for approximately 90 to 100% of the ounces produced from 1999 to 2003. The contracts were instrumental in establishing the debt financing arrangements, as they provided the lenders with assurances regarding the Company's future cash flow. The financing, in turn, allows the Company to accelerate its expansion.

The expansion at the Stillwater Mine would increase the milling rate from 2,000 tons per day to over 3,000 tons per day, which is expected to produce approximately 700,000 to 725,000 ounces of palladium and platinum annually at full capacity. Cash operating costs are expected to remain in the range of $140 to $160 per ounce. Included in the $75 million in capital for this expansion is $20 million for a long-term tailings facility. Capital for the Stillwater portion of the expansion is expected to be spent in 1998 through 2000.

The East Boulder Project will be a new mine, 13 miles west of the Stillwater Mine, and it is expected to reach an annual production rate of between 450,000 to 500,000 ounces of palladium and platinum in 2001. Cash costs of production are expected to be similar to the costs of the Stillwater Mine, between $140 and $160 per ounce. The new East Boulder Project is expected to operate at 2,000 tons per day, but will be engineered to permit expansion in the future. Capital costs for the mine are $270 million, which consist of: $65 million for underground facilities, including a crusher, conveyor system and shop facilities; $55 million in underground development; $50 million for mobile and mining equipment; $35 million for the milling facility and $55 million in other ancillary facilities. Capital for this project is expected to be spread over a four-year period beginning in 1998, with the largest portion spent in the year 2000. The Company's success in pursuing its expansion goals at the Stillwater Mine and East Boulder Project depends upon its ability to expand production at the Stillwater Mine and commence production at the East Boulder Project on a timely basis and within budgeted levels.
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During 1998, Stillwater Mining has added 70 new miners to its work force and is fully staffed to sustain a production rate of 2,000 tons per day at the Stillwater Mine. To accomplish the production goals the Company has defined at both the Stillwater Mine and the East Boulder Project, an additional 230 miners will be required by 2001. To satisfy these requirements, Stillwater Mining has an internal training program for miners and expects to generate approximately 15 new miners per month as a result of this program. The Company is also aggressively recruiting from external sources and expects to engage contract personnel, as they become available. Notwithstanding these efforts, there can be no assurance that the Company will be able to obtain skilled mining employees on a timely basis.

The Environmental Impact Statement for the expansion of the Stillwater Mine and the new tailings facility is nearing completion. Although the Company cannot be certain of the timing or result of the permitting decision, the Company continues to anticipate a favorable decision with regard to this permit in the fourth quarter of 1998.

The Company has been working with engineering and construction firms to assess the capital requirements and timetables to complete these projects in a shorter time frame. The combination of the sales contracts, financing package and third party confirmation of the Company's engineering studies allows the Company to proceed with its expansion at a time when the market needs more palladium, especially for use in automotive emission control devices.

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking and, therefore, involve uncertainties or risks that could cause actual results to differ materially. Such forward-looking statements include comments regarding increased profitability, operating performance, expansion plans for the Stillwater Mine and the East Boulder project, capital expenditures, future production, costs of production, cash flow, development work, sources of capital, and platinum and palladium prices and markets. Factors that could cause actual results to differ materially include price volatility of platinum and palladium, economic and political events affecting supply and demand for platinum and palladium, availability of financing on acceptable terms when needed, performance under the sales contracts, unexpected events during expansion, fluctuations in ore grade, tons mined, crushed or milled, variations in smelter or refinery operation and geological, technical, mining or processing problems. These and other factors are discussed in more detail in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" contained in the Company's Annual Report on Form 10-K and its Registration Statement on Form S-3, filed on July 1, 1998. Descriptions of events relating to the palladium and platinum markets are not intended to be complete, and readers are advised to obtain their own information and advice regarding commodities markets. The Company disclaims any obligation to update forward-looking statements.
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                                   SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.

                                          STILLWATER MINING COMPANY
                                          (Registrant)

Date: October 1, 1998                     By: /s/ James A. Sabala
                                          _____________________________________
                                          Name: James A. Sabala
                                          Title:  Vice President and Chief
                                          Financial Officer